Exhibit 10.1

PROPELL TECHNOLOGIES GROUP, INC.

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”), made effective as of January 1, 2016 (the “Effective Date”), by and between PROPELL TECHNOLOGIES GROUP, INC., a corporation organized under the laws of the State of Delaware with offices located at 1701 Commerce Street, 2nd Floor, Houston, Texas 77002 (the “Company”), its subsidiaries, successors and assigns (collectively, “Related Entities”) and C. BRIAN BOUTTE, an individual (the “Executive”).

RECITALS

A.          The Company desires to employ Executive as its Chief Executive Officer of the Company on the terms and conditions hereinafter set forth; an

B.           Executive desires to be employed by the Company as its Chief Executive Officer and to perform and to serve the Company on the terms and conditions hereinafter set forth.

AGREEMENTS

NOW, THEREFORE, in consideration of the premises and of the mutual promises, agreements and covenants set forth herein, the parties hereto agree as follows:

1.           Employment.

(a)          Duties. The Company hereby agrees to employ Executive, and Executive hereby accepts such employment, as the Chief Executive Officer of the Company. In his role as Chief Executive Officer of the Company, Executive shall perform and be responsible for such duties and functions commensurate with such title as may be directed from time to time by the Board of Directors (the “Board”) of the Company. Executive agrees that he shall, during the term of this Agreement, except during reasonable vacation periods, periods of illness and the like, devote all of his business time attention and ability to his duties and responsibilities hereunder. During the Employment Term, the Executive shall also serve, without additional compensation, as a member of the Board and/or its subsidiaries and in such other executive-level positions or capacities as may, from time to time, be reasonably requested by the Board. Executive acknowledges that he may be required to travel to Company and/or customer sites at locations outside of Houston, Texas as part of his duties as Chief Executive Officer of the Company.

(b)          Term.

(i)          The term of this Agreement and Executive’s employment period shall be for a term commencing on the date of this Agreement and ending on the third (3rd) anniversary of the Effective Date (the "Employment Period").

(ii)         Notwithstanding anything contained herein to the contrary, (A) Executive's employment with the Company may be terminated by the Company or Executive during the Employment Period, subject to the terms and conditions of this Agreement; and (B) nothing in this Agreement shall mandate or prohibit a continuation of Executive's employment following the expiration of the Employment Period upon such terms and conditions as the Board and Executive may mutually agree.

(iii)        If Executive's employment with the Company is terminated, for purposes of this Agreement, the term "Unexpired Employment Period" shall mean the period commencing on the date of such termination and ending on the last day of the Employment Period.

2.           Compensation.

(a)          Salary. Executive shall receive an annual base salary of Two Hundred Sixty Five Thousand Dollars ($265,000). The annual base salary payable to Executive pursuant to this Section 2(a), which may be increased but not decreased by the Board or the Compensation Committee of the Board, as the case may be, shall be hereinafter referred to as the “Annual Base Salary.”

(b)          Sign On Bonus. Executive shall receive a cash bonus of Sixty Thousand Dollars ($60,000) on the date hereof as a cash sign on bonus.

(c)          Annual Bonus. The Executive shall be eligible for an annual performance bonus of up to fifty-five percent (55%) of his base salary payable in cash or equity. Any bonus that may be awarded, if any, will be based upon key performance indicators mutually agreed to by the Executive and the Compensation Committee, if any, and the Board of Directors of the Company, the “Annual Bonus”. For the year ended December 31, 2016, the Annual Bonus shall be deemed fully earned if the following key performance indicators are achieved: (i) Executive hires a Chief Operating Officer during the first quarter of 2016; (ii) during the first quarter of 2016, the Company consummates the acquisition of an oil field, all as approved by the Board of Directors; and (iii) the Company achieves positive EBITDA during the first nine months of the year and continues throughout the year to maintain positive EBITDA. Any Annual Bonus for a given fiscal year shall be payable upon the terms approved by the Board of Directors of the Company or the Compensation Committee, which shall be obtained by the Company on or about December 31 of such year.

(d)          Stock Options. The Executive shall receive options to purchase Three Million (3,000,000) shares of the Company’s common stock at an exercise price equal to the price on the date of grant which date shall be the later of the approval of the grant by the Board of Directors or the date of execution of this Agreement by the Executive and the Company. The options will commence vesting as to One Million (1,000,000) options on the one year anniversary of the grant date and thereafter continue to vest as to One Million (1,000,000) options on each of the two and three year anniversary of the option grant while Executive is employed by the Company. All such vested options will remain exercisable for a period of five (5) years from the Effective Date unless otherwise stated in this Agreement. Notwithstanding the foregoing vesting schedule, in the event of a change of control (as defined in the next sentence) after the one year anniversary of the Effective Date, all shares subject to the option shall immediately vest and become exercisable. Change of Control shall be defined as a sale of all or substantially all of the Company’s assets, or any merger or consolidation of the Company with or into another corporation other than a merger or consolidation in which the holders of more than 50% of the shares of capital stock of the Company outstanding immediately prior to such transaction continue to hold (either by the voting securities remaining outstanding or by their being converted into voting securities of the surviving entity) more than 50% of the total voting power represented by the voting securities of the Company, or such surviving entity, outstanding immediately after such transaction. If the Executive’s employment is terminated (i) by the Company “Without Cause” as defined in Section 3(a)(v); (ii) by Executive for “Good Reason” as defined in Section 3(a)(iv); or (iii) for Death or Disability as defined in Section 3(a)(iii), at any time after the one year anniversary of the Effective Date, all shares subject to the option shall immediately vest and Executive shall have ninety days (90) days from the date of termination to exercise any vested options. If Executive’s employment is terminated for “Cause” as defined in Section 3(a)(i) or “Without Good Reason” as defined in Section 3 (a)(vi), Executive shall have thirty (30) days from the date of termination to exercise any vested options.

(e)          Reimbursement of Business Expenses. The Company shall promptly reimburse Executive for all reasonable out-of-pocket expenses incurred by him pursuant to his employment hereunder during the Employment Period, including, but not limited to, all reasonable travel and entertainment expenses for travel assignments outside of Houston, Texas; however, Executive shall not be entitled to any reimbursement for travel expenses incurred for travel within Houston, Texas except as set forth in clause (iv) of Section 2 (f) below. Executive may only obtain reimbursement under this Section 2(e) upon submission of such receipts and records as may be initially required by the Board and, thereafter, as may be required under the reimbursement policies established by the Company; provided, however, that any expense that exceeds $1,000 shall require pre-approval by the Board. Notwithstanding the foregoing, Executive shall be permitted to charge reasonable expenses delineated in this Section 2(e) to Company charge cards or other credit accounts made available to Executive by the Board.

(f)          Additional Benefits; General Rights. During the Employment Period, Executive shall be entitled to:

(i)          participate in all employee stock option, pension, savings, and other similar benefit plans of the Company as the Company may designate from time to time;

(ii)         participate in all welfare plans established by the Company such as life insurance, medical, dental, disability, and business travel accident plans and programs as the Company may designate from time to time and until such time as the Company establishes its own health plan, reimbursement of Executive’s current COBRA payments;

(iii)        five weeks paid vacation per year without opportunity to carry forward to subsequent years unused vacation;

(iv)        provision of a car to Executive that shall be leased by the Company, reimbursement for expenses incurred for tolls and gas paid by Executive in the performance of his duties and payment by the Company of all car maintenance expenses and expenses for car repairs incurred by Executive including required car insurance; provided that the monthly car lease payments shall not exceed $500.

(v)        commencing at such time as the Company generates revenue from an oil field acquired by the Company during the Term; up to $2,000 toward the payment of an annual health club membership and dues

(vi)        up to $100 per month for reimbursement of cell phone expenses;

(vii)       a contribution to Executive’s 401 K plan of up to five percent (5%) of Executive’s withholdings per year upon implementation of such a plan; and

(viii)      the standard of travel for Executive for all travel on behalf of the Company shall be business class; and

(ix)        any other benefits provided by the Company to its executive officers.

(g)          Sale of the Company. Subject to the last sentence of this paragraph (g), in the event of a sale of the all of the Company’s assets or of any fields acquired by the Company during the Employment Period which sale occurs at any time after the six month anniversary of the Effective Date and prior to the two year anniversary of Executive’s termination of employment with the Company, whether by merger or other stock or asset acquisition, Executive shall be entitled to a bonus equal to three percent (3%) of the Net Sales Proceeds (as defined in the next sentence) received by the Company in the sale transaction. Net Sales Proceeds shall be defined as the cash payment received by the Company for the sale of the such asset or assets minus (i) all expenses of the transaction, including professional fees and broker fees; (ii) any cost to the Company of any on-going responsibilities following the transaction; (iii) the original purchase price paid by the Company for the asset; and (iv) the asset maintenance costs incurred by the Company prior to the asset sale and/or costs of improvements made by the Company to the asset prior to its sale. Notwithstanding anything to the contrary contained in this Agreement, the Executive shall not be entitled to any fee under this paragraph (g) if his employment is terminated for “Cause” as defined below.

(h)          Director and Officer Insurance. The Company shall maintain director and officer insurance in an amount of no less than $3,000,000 of coverage per incidence.

3.           Termination of Employment; Events of Termination.

(a)          This Agreement may be terminated during the Employment Period under the following circumstances:

(i)          Cause. Executive's employment hereunder shall terminate for "Cause" thirty (30) days after the date the Company shall have given Executive notice of the termination of his employment for "Cause", unless a cure period applies, in which case the termination date may not precede the expiration date of the applicable cure period. For purposes of this Agreement, "Cause" shall mean acts of embezzlement or misappropriation of funds or fraud; conviction of a felony or other crime involving moral turpitude; a material violation by the Executive of any provision of this Agreement, including willful failure to perform assigned tasks, willful and unauthorized disclosure of material confidential information belonging to the Company or entrusted to the Company by a client, being under the influence of drugs (other than prescription medicine or other medically-related drugs to the extent that they are taken in accordance with their directions) during the performance of the Executive’s duties under this Agreement; engaging in behavior that would constitute grounds for liability for harassment (as proscribed by the U.S. Equal Employment Opportunity Commission Guidelines or any other applicable state or local regulatory body) or other egregious conduct that violates laws governing the workplace; willful failure to perform his written assigned tasks, where such failure is attributable to the fault of the Executive which, to the extent it is curable by the Executive, is not cured by Executive within thirty (30) days of receiving written notice of such violation by the Company.

(ii)         Death. Executive's employment hereunder shall terminate upon his death.

(iii)        Disability. Executive’s “Disability”, meaning Executive’s incapacity, due to physical or mental illness, which results in Executive having been absent from fully performing his duties with the Company for a continuous period of more than thirty (30) days or more than sixty (60) days in any period of three hundred sixty-five (365) consecutive days. In the event that the Company intends to terminate the employment of Executive by reason of Disability, the Company shall give Executive no less than thirty (30) days’ prior written notice of the Company’s intention to terminate Executive’s employment.  The Executive agrees, in the event of any dispute hereunder as to whether a Disability exists, and if requested by the Company, to submit to a physical examination in the state of the Company’s Executive offices by a licensed physician selected by mutual agreement between the Company and the Executive, the cost of such examination to be paid by the Company if it is determined that the Executive does not suffer from a Disability or the Executive if it is determined that Executive suffer from a Disability. The written medical opinion of such physician shall be conclusive and binding upon each of the parties hereto as to whether a Disability exists and the date when such Disability arose. If Executive refuses to submit to appropriate examinations by such physician at the request of the Company, the determination of the Executive’s Disability by the Company in good faith will be conclusive as to whether such Disability exists. This Agreement shall be interpreted and applied so as to comply with the provisions of the Americans with Disabilities Act (to the extent that it is applicable) and any other applicable laws regarding disability.

(iv)        Good Reason. Executive shall have the right to terminate his employment for "Good Reason." This Agreement shall terminate effective immediately on the date Executive shall have given the Board notice of the termination of his employment with the Company for "Good Reason." For purposes of this Agreement, "Good Reason" shall mean (A) any material and substantial breach of this Agreement by the Company, (B) a Change in Control (as defined in Section 2(d) occurs and Executive’s employment is terminated at any time within the six (6) month period on or immediately following the Change in Control (C) a reduction in Executive's Annual Base Salary as in effect at the time in question, or any other failure by the Company to comply with Section 2, hereof, or (D) this Agreement is not assumed by a successor to the Company.

(v)         Without Cause. The Company shall have the right to terminate Executive's employment hereunder Without Cause subject to the terms and conditions of this Agreement. In such event, this Agreement shall terminate, effective immediately upon the date on which the Company shall have given Executive notice of the termination of his employment for reasons other than for Cause or due to Executive's Disability.

(vi)        Without Good Reason. Executive shall have the right to terminate his employment hereunder without Good Reason at any time for any reason subject to the terms and conditions of this Agreement. This Agreement shall terminate, effective immediately upon the date as of which Executive shall have given the Board notice of the termination of his employment without Good Reason.

(b)          Notice of Termination. Any termination of Executive's employment by the Company or any such termination by Executive (other than on account of death) shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated. In the event of the termination of Executive's employment on account of death, written Notice of Termination shall be deemed to have been provided on the date of death.

4.           Payments Upon Termination.

(a)          Without Cause, For Good Reason or Disability. If Executive's employment is terminated by the Company without Cause or by Executive for Good Reason, or by the Company due to Executive's Disability at any time after the one year anniversary of the Effective Date, Executive, or in the case of Executive's Disability, Executive's legal representative (assuming Executive’s affairs are handled by a representative rather than Executive himself), shall be entitled to receive from the Company (i) payments in accordance with the Company’s normal payroll policy of an aggregate amount equal to one year’s base salary (the "Severance Payment"); (ii) any bonuses which have been earned but not been paid prior to such termination ("Prior Bonus Payment"); and (iii) reimbursement of expenses incurred prior to date of termination (the "Expense Reimbursement"). Executive's additional benefits specified in Section 2 shall terminate at the time of such termination.

In the event Executive is terminated by the Company Without Cause or due to Executive's Disability or Executive terminates his employment with the Company for Good Reason, Executive shall have no duty to mitigate the amount of the payment received pursuant to this Section 4(a), it being understood that Executive's acceptance of other employment shall not reduce the Company’s or the other Company' obligations hereunder.

(b)          Death. If Executive's employment is terminated due to death of Executive at any time after the one year anniversary of the Effective Date, Executive's estate or beneficiary(ies), as the case may be, shall be entitled to a lump payment in an amount equal to the Severance Payment, the Prior Bonus Payment and Expense Reimbursement. Executive's additional benefits specified in Section 2 shall terminate at the time of such termination.

(c)          Termination With Cause or Without Good Reason. If the Company terminates Executive's employment for Cause or in the event Executive voluntarily terminates his employment Without Good Reason, Executive shall be entitled to his Annual Base Salary through the date of the termination of such employment and Executive shall be entitled to any bonuses which have been earned but not paid prior to such termination. Executive shall not be entitled to any other bonuses. Executive's additional benefits specified in Section 2 shall terminate at the time of such termination.

(d)          Termination by the Company Upon Change in Control. If the Company terminates Executive's employment for Good Reason upon a Change in Control (as defined in Section 2(c)), Executive shall receive from the Company in one lump sum, payable on the consummation of the Change in Control an amount equal to the Severance Payment, the Prior Bonus Payment and the Expense Reimbursement. In addition, if the Change of Control occurs after the one year anniversary of the Effective Date, all of Executive’s outstanding options shall immediately vests upon the consummation of the Change in Control.

In the event Executive is terminated by the Company in connection with a Change in Control which is not approved by the Continuing Directors of the Company, Executive shall have no duty to mitigate the amount of the payment received pursuant to this Section 4(d), it being understood that Executive's acceptance of other employment shall not reduce the Company’s obligations hereunder.

(e)          Conditions. Any payments or benefits made or provided pursuant to Section 4 (other than accrued base salary payments) are subject to the Executive’s (or, in the event of the Executive’s death, the beneficiary’s or estate’s, or in the event of the Executive’s Disability, the guardian’s):

(i)          compliance with the provisions of Sections 5, 6 and 7 of this Agreement hereof;

(ii)         delivery to the Company of an executed waiver and general release of any and all known and unknown claims, and other provisions and covenants, in the form acceptable to the Company (which shall be delivered to the Executive within five (5) business days following the termination date) (the “General Release”) within twenty one (21) days of presentation thereof by the Company to the Executive (or a longer period of time if required by law), and permitting the General Release to become effective in accordance with its terms; and

(iii)        delivery to the Company of a resignation from all offices, directorships and fiduciary positions with the Company, its affiliates and employee benefit plans effective as of the termination date.

Notwithstanding the due date of any post-employment payments, any amounts due following a termination under this Agreement (other than accrued base salary) shall not be due until after the expiration of any revocation period applicable to the General Release without the Executive having revoked such General Release, and any such amounts shall be paid or commence being paid to the Executive within fifteen (15) days of the expiration of such revocation period without the occurrence of a revocation by the Executive (or such later date as may be required under Section 16 of this Agreement). Nevertheless (and regardless of whether the General Release has been executed by the Executive), upon any termination of the Executive’s employment, the Executive shall be entitled to receive any accrued base salary, payable after the date of termination in accordance with the Company’s applicable plan, program, policy or payroll procedures. Notwithstanding anything to the contrary in this Agreement, if any severance pay or benefits are deferred compensation under Section 409A (as defined below), and the period during which the Executive may sign the General Release begins in one calendar year and the first payroll date following the period during which the Executive may sign the General Release occurs in the following calendar year, then the severance pay or benefit shall not be paid or the first payment shall not occur until the later calendar year.

5.           Confidential Information.

(a)          Executive agrees that during the course of his employment or at any time thereafter, he will not disclose or make accessible to any other person, the Company’s products, services and technology, both current and under development, promotion and marketing programs, lists, trade secrets and other confidential and proprietary business information of the Company or any Related Entities or any of their clients. Executive agrees: (i) not to use any such information for himself or others; and (ii) not to take any such material or reproductions thereof from the Company’s facilities at any time during his employment by the Company other than to perform his duties hereunder. Executive agrees immediately to return all such material and reproductions thereof in his possession to the Company upon request and in any event upon termination of employment.

(b)          Except with prior written authorization by the Company, Executive agrees not to disclose or publish any of the confidential, technical or business information or material of the Company, its clients or any other party to whom the Company owes an obligation of confidence, at any time during or after his employment with the Company.

(c)          In the event that Executive breaches any provisions of this Section 5 or there is a threatened breach, then, in addition to any other rights which the Company may have, the Company shall be entitled, without the posting of a bond or other security, to injunctive relief to enforce the restrictions contained herein. In the event that an actual proceeding is brought in equity to enforce the provisions of this Section 5, Executive shall not urge as a defense that there is an adequate remedy at law, nor shall the Company be prevented from seeking any other remedies which may be available. In addition, Executive agrees that in the event that he breaches the covenants in this Section 5, in addition to any other rights that the Company may have, Executive shall be required to pay to the Company any amounts he receives in connection with such breach. The provisions of this Section 5 shall survive termination of this Agreement.

(d)          Executive recognizes that in the course of his duties hereunder, he may receive from the Company or others information which may be considered “material, non-public information” concerning a public company that is subject to the reporting requirements of the United States Securities and Exchange Act of 1934, as amended. Executive agrees not to:

(i)          Buy or sell any security, option, bond or warrant while in possession of relevant material, non-public information received from the Company or others in connection herewith, and

(ii)         Provide the Company with information with respect to any public company that may be considered material, non-public information, unless first specifically agreed to in writing by the Company.

6.           Inventions Discovered by Executive.

(a)          Executive shall promptly disclose to the Company any invention, improvement, discovery, process, formula, or method or other intellectual property, whether or not patentable or copyrightable (collectively, "Inventions"), conceived or first reduced to practice by Executive, either alone or jointly with others, while performing services hereunder (or, if based on any Confidential Information, within one (1) year after the Term), (a) which pertain to any line of business activity of the Company, whether then conducted or then being actively planned by the Company, with which Executive was or is involved; (b) which is developed using time, material or facilities of the Company, whether or not during working hours or on the Company premises; or (c) which directly relates to any of Executive’s work during the Term, whether or not during normal working hours. Executive hereby assigns to the Company all of Executive’s right, title and interest in and to any such Inventions. During and after the Term, Executive shall execute any documents necessary to perfect the assignment of such Inventions to the Company and to enable the Company to apply for, obtain and enforce patents, trademarks and copyrights in any and all countries on such Inventions, including, without limitation, the execution of any instruments and the giving of evidence and testimony, without further compensation beyond Executive’s agreed compensation during the course of Executive’s employment. All such acts shall be done without cost or expense to Executive. Executive shall be compensated for the giving of evidence or testimony after the term of Executive’s employment at the rate of $500/day. Without limiting the foregoing, Executive further acknowledges that all original works of authorship by Executive, whether created alone or jointly with others, related to Executive’s employment with the Company and which are protectable by copyright, are "works made for hire" within the meaning of the United States Copyright Act, 17 U.S.C. (S) 101, as amended, and the copyright of which shall be owned solely, completely and exclusively by the Company. If any Invention is considered to be work not included in the categories of work covered by the United States Copyright Act, 17 U. S. C. (S) 101, as amended, such work is hereby assigned or transferred completely and exclusively to the Company. Executive hereby irrevocably designates counsel to the Company as Executive's agent and attorney-in-fact to do all lawful acts necessary to apply for and obtain patents and copyrights and to enforce the Company's rights under this Section. This Section 6 shall survive the termination of this Agreement. Any assignment of copyright hereunder includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as "moral rights" (collectively "Moral Rights"). To the extent such Moral Rights cannot be assigned under applicable law and to the extent the following is allowed by the laws in the various countries where Moral Rights exist, Executive hereby waives such Moral Rights and consents to any action of the Company that would violate such Moral Rights in the absence of such consent. Executive agrees to confirm any such waivers and consents from time to time as requested by the Company.

7.            Non-Compete; Non-Solicitation.

(a)          Non-Compete. For a period commencing on the Effective Date and ending one (1) year after the date Executive ceases to be employed by the Company (the "Non-Competition Period"), Executive shall not, directly or indirectly, either for himself or any other person, own, manage, control, materially participate in, invest in, permit his name to be used by, act as consultant or advisor to, render material services for (alone or in association with any person, firm, corporation or other business organization) or otherwise assist in any manner any business which has a plasma pulse technology or a similar technology that is a directly competitive with the Company’s technology(collectively, a "Competitor").  Nothing herein shall prohibit Executive from being a passive owner of not more than five percent (5%) of the equity securities of a Competitor which is publicly traded, so long as he has no active participation in the business of such Competitor.

(b)          Non-Solicitation.  During the Non-Competition Period, Executive shall not, directly or indirectly (i) induce or attempt to induce or aid others in inducing anyone working at or for the Company to cease working at or for the Company, or in any way interfere with the relationship between the Company and anyone working at or for the Company except in the proper exercise of Executive’s authority; or (ii) in any way interfere with the relationship between the Company and any customer, supplier, licensee or other business relation of the Company.

(c)          Scope.  If, at the time of enforcement of this Section 7, a court shall hold that the duration, scope, area or other restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope, area or other restrictions reasonable under such circumstances shall be substituted for the stated duration, scope, area or other restrictions.

(d)          Independent Agreement.  The covenants made in this Section 7 shall be construed as an agreement independent of any other provisions of this Agreement, and shall survive the termination of this Agreement.  Moreover, the existence of any claim or cause of action of Executive against the Company or any of its Related Entities, whether or not predicated upon the terms of this Agreement, shall not constitute a defense to the enforcement of these covenants.

8.            Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all its assets to expressly assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. Executive agrees that this Agreement is personal to him and may not be assigned by him other than by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive's legal representative.

9.            Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of Texas of the United States of America without regard to principles of conflict of laws. The State of Texas shall be the exclusive jurisdiction for any disputes arising under this Agreement and the Parties hereby consent to such jurisdiction.

10.          Entire Agreement. This instrument contains the entire understanding and agreement among the parties relating to the subject matter hereof, except as otherwise referred to herein, and supersedes all other prior agreements and undertakings, both written and oral, among the parties with respect to the subject matter hereof. Neither this Agreement nor any provisions hereof may be waived or modified, except by an agreement in writing signed by the party(ies) against whom enforcement of any waiver or modification is sought.

11.          Severability. In case any one or more of the provisions of this Agreement shall be invalid, illegal or unenforceable in any respect, or to any extent, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

12.          Notices. Any notice required or permitted to be given under the provisions of this Agreement shall be in writing and delivered by courier or personal delivery, facsimile transmission (to be followed promptly by written confirmation mailed by certified mail as provided below) or mailed by certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company:	1701 Commerce Street
Second Floor
Houston, TX 77002

If to Executive:	______________
______________
______________

If delivered personally, by courier or facsimile transmission (confirmed as aforesaid and provided written confirmation and receipt is obtained by the sender), the date on which a notice is delivered or transmitted shall be the date on which such delivery is made. Notices given by mail as aforesaid shall be effective and deemed received upon the date of actual receipt or upon the third business day subsequent to deposit in the U.S. mail, whichever is earlier. Either party hereto may change its or his address specified for notices herein by designating a new address by notice in accordance with this Section 12.

14.          No Undue Influence. This Agreement is executed voluntarily and without any duress or undue influence. Executive acknowledges that he has read this Agreement and executed it with his full and free consent. No provision of this Agreement shall be construed against any party by virtue of the fact that such party or its counsel drafted such provision or the entirety of this Agreement.

15.          Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and both of which taken together shall constitute one and the same agreement.

16.          Section 409A.

(i)          Notwithstanding anything to the contrary herein, the following provisions apply to the extent severance benefits provided herein are subject to Section 409A of the Internal Revenue Code (the “Code”) and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”). Severance benefits shall not commence until the Executive has a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “separation from service”). Each installment of severance benefits is a separate “payment” for purposes of Treas. Reg. Section 1.409A-2(b)(2)(i), and the severance benefits are intended to satisfy the exemptions from application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4) and 1.409A-1(b)(9). However, if such exemptions are not available and the Executive is, upon separation from service, a “specified employee” for purposes of Section 409A, then, solely to the extent necessary to avoid adverse personal tax consequences under Section 409A, the timing of the severance benefits payments shall be delayed until the earlier of (i) six (6) months and one day after the Executive’s separation from service, or (ii) the Executive’s death. The parties acknowledge that the exemptions from application of Section 409A to severance benefits are fact specific, and any later amendment of this Agreement to alter the timing, amount or conditions that will trigger payment of severance benefits may preclude the ability of severance benefits provided under this Agreement to qualify for an exemption.

(ii)         It is intended that this Agreement shall comply with the requirements of Section 409A, and any ambiguity contained herein shall be interpreted in such manner so as to avoid adverse personal tax consequences under Section 409A. Notwithstanding the foregoing, the Company shall in no event be obligated to indemnify the Executive for any taxes or interest that may be assessed by the Internal Revenue Service pursuant to Section 409A of the Code to payments made pursuant to this Agreement.

17.          Non-Disparagement. Except to the extent a disclosure is required by applicable law, Executive agrees that during the course of his employment or at any time thereafter, he and his agents, family and/or representatives shall refrain from (i) all conduct, verbal or otherwise, which would materially damage the reputation, goodwill or standing in the community of the Company, its affiliates, subsidiaries, divisions, agents and related parties and their respective principals, owners (direct or indirect), members, directors, officers, agents, servants, Executives, parties, attorneys and other professionals, successors and assigns (collectively, the “The Company Related Parties”) and (ii) referring to or in any way commenting on the Corporation and/or any of the other The Company Related Parties in or through the general media or any public domain (including without limitation, internet websites, blogs, chat rooms and the like), which would materially damage, the reputation, goodwill or standing in the community of the Company and/or any of the Company Related Parties. Except to the extent a disclosure is required by applicable law, the Company agrees that during the course of Executive’s employment or at any time thereafter, it shall refrain from (i) all conduct, verbal or otherwise, which would materially damage the reputation, goodwill or standing in the community of the Executive and (ii) referring to or in any way commenting on the Executive in or through the general media or any public domain (including without limitation, internet websites, blogs, chat rooms and the like), which would materially damage, the reputation, goodwill or standing in the community of the Executive.

IN WITNESS WHEREOF, the Company and Executive have executed this Agreement as of the date first above written.

EXECUTIVE:	COMPANY:

PROPELL TECHNOLOGIES GROUP, INC.
a Delaware Corporation

/s/ C. Brian Boutte	By:	/s/ John Zotos
C. BRIAN BOUTTE	Name: John Zotos
Title: Secretary